UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 4, 2019

MARIMED INC.
(Exact name of registrant as specified in its charter)

Delaware	0-54433	27-4672745
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

10 Oceana Way, Norwood, Massachusetts	02062
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 795-5140

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None.

Title of each class	Ticker symbol(s)	Name of each exchange on which registered
Not Applicable.	Not Applicable.	Not Applicable.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 8.01 Other Events.

On June 4, 2019, MariMed Hemp, Inc. (“MMH”), a subsidiary of the Registrant, consummated a $10 million financing with a third party evidenced by the issuance of a promissory note (the “Financing”). The Registrant is a co-borrower under the promissory note and jointly and severally liable with MMH for payment thereunder. The promissory note has a maturity date of January 31, 2020, is subject to pre-payment by the borrower in its sole discretion, and stipulates a 15% fee, payable upon maturity or earlier pre-payment. No further interest is payable other than upon an event of default. In connection with the Financing, the Registrant issued the lender three-year warrants to purchase 375,000 shares of the Registrant’s common stock at an exercise price of $4.50 per share.

The proceeds of the Financing were used to purchase genetic hemp seeds for inventory (the “Inventory”). At the time of the Financing, MMH had an existing order to sell the Inventory, to an entity in which the Registrant has a minority interest, for $16 million, payable on or before December 1, 2019. Based upon the spread between the Inventory’s purchase price and the sales price, and after giving effect to the cost of the Financing, including related expenses, the Registrant expects to realize an operating profit in 2019 from these transactions of approximately $4.3 million. The foregoing expectation assumes full performance by all parties.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MARIMED INC.

Dated: June 10, 2019
	By:	/s/ ROBERT FIREMAN
Robert Fireman, CEO